Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of Home Bancorp, Inc. of our report dated March 7, 2017, except for Note 11 as to which the date is September 28, 2017, relating to our audit of the 2016 consolidated financial statements of St. Martin Bancshares, Inc. and subsidiary appearing in the joint proxy statement/prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions “Experts” in such prospectus.

/s/ Broussard Poché, LLP

Lafayette, Louisiana

October 4, 2017